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                            GROUP LONG DISTANCE INC.

                          A NETWORK MANAGEMENT COMPANY
                           UTILIZING THE AT&T NETWORK

                                                 February 20, 1994

Mr. Paul Shattner
Rockwell Communications, Inc.
1001 West Cypress Creek Road
Suite #302
Ft. Lauderdale, FL  33309

     Re:  Purchase and Sale Agreement by and between Group
          Long Distance Inc. and Rockwell Communications, Inc.

Dear Paul,

     The following will serve as a formal agreement for the purchase by Group Long Distance Inc. (GLD) of the below specified data partition from Rockwell Communications, Inc. (Rockwell).

     GLD intends to purchase all of Rockwell's rights and interests to customers, billings, receivables, etc. relating to the segregated block of business presently performed by Rockwell associated with the AT&T tariff program and the Software Defined Network (hereinafter, said data base partition will be referred to as the "Rockwell Partition"). Payments due to Rockwell for the monthly statement Dated 3/2/95 are excluded from this agreement.

     GLD intends to purchase the Rockwell Partition for the total sum of two (2) times the average monthly billings derived from the Rockwell Partition plus $3,500.00 for March commissions and $3,500.00 for credits and adjustments to past billings (the "Purchase Price") equaling a total of $44,045.00. The average monthly billings are calculated based upon the monthly average derived from October 1994, and November 1994 actual customer retail billing amounts less any and all taxes (calculated at 7.4%), credits, discounts, and/or adjustments provided to those actual billings (the "Average Monthly Billings"). Based upon the above formula two times the Average Monthly Billings equals $37,075.00.

     Payment of the Purchase Price will be made as follows:

     1. One payment of $3,500.00 will be paid February 24, 1995, as a good faith deposit.

     2.   One payment of $18,522.50 will be made on March 2, 1995.

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     3. The remaining balance to be paid as follows: $18,522.50 on April 2, 1995 and the April commission in the amount of $3,500.00 will be paid on April 5, 1995.


     The closing date for this transaction shall be March 2, 1995.

     Rockwell agrees that this transaction can be voided by GLD and all of the Purchase Price immediately returned to GLD if:

     1. Rockwell or its agents competes with GLD or solicits to the customers under the Rockwell Partition for any telecommunications related services of any kind during a three (3) year period after the closing date; or

     2. Rockwell is held by a court of competent jurisdiction to have misrepresented or omitted to clearly represent all details involving agreements, liabilities and/or obligations pertaining to the Rockwell Partition or the Rockwell Partition's customers.

     Rockwell hereby represents and warrants that the customers being obtained by GLD pursuant to its purchase of the Rockwell Partition do not have any liens, encumbrances, special promissory notes, credits and/or customized and nondisclosed billing or credit arrangements. Rockwell will indemnify and hold harmless GLD from any liability and will defend GLD from all claims, suits and actions associated with any nondisclosed agreements entered into by Rockwell. Rockwell will clearly disclose in writing all circumstances which do or may affect the calculation of the Average Monthly Billings.

     Rockwell will agree to assist GLD in any way possible in making the transition of the Rockwell Partition from Rockwell to GLD.

     The laws of the State of Florida will control the interpretation of this Purchase and Sale Agreement and the parties agree that judicial venue will lie in Broward County, Florida.

     This Agreement shall ensure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. This Agreement sets forth the entire understanding between the parties concerning the matter hereof, and supersedes all prior negotiations and understandings with respect thereto. No change to this Agreement shall be binding upon either

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party unless in writing an signed by the party to be charged.

     The individuals executing this Agreement warrant that they are authorized to do so by their respective corporations. This Agreement may be executed in counterparts, and a facsimile transmission of an executed Agreement shall be considered binding upon the party signing same, all of which together shall be deemed the same Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 24th day of February, 1995.

                                                 Very truly yours,

                                                 GROUP LONG DISTANCE, INC.


Witness: /s/ Andrea F. Morey                     By:/s/ Gerald M. Dunne, Jr.
                                                    -------------------------
                                                    Gerald M. Dunne Jr.
                                                    President

ROCKWELL COMMUNICATIONS, INC.

By: /s/ Paul Shattner
-----------------------------
                , President